Exhibit 10.6

Agreed Form

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

PASSAGE BIO, INC.

and

[ ● ], as Rights Agent

Dated as of [ ● ]

TABLE OF CONTENTS

i

ii

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [ ● ], is entered into by and between Passage Bio, Inc., a Delaware corporation (“Passage”), and [ ● ], a [ ● ], as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, Passage, Peregrine Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Passage (“Merger Sub”), and Remix Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 24, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Passage (the “Surviving Corporation”);

WHEREAS, in connection with the Merger Agreement, Passage has agreed to provide to the Holders (as defined herein) certain contingent value rights as hereinafter described;

WHEREAS, the parties to this Agreement have done all things necessary to make the contingent value rights, when issued pursuant to this Agreement, the valid obligations of Passage and to make this Agreement a valid and binding agreement of Passage, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

Article 1
Definitions

Section 1.1         Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at any time, the registered Holders of more than thirty-five percent (35%) of the total number of CVRs outstanding at such time, as set forth on the CVR Register.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Catalent” means Catalent Pharma Solutions, LLC.

“Catalent Storage Costs” means any documented out-of-pocket costs and expenses paid or payable by Passage or any of its Subsidiaries to Catalent for the storage and maintenance of MLD product supply materials.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually takes place.

“Commercially Reasonable Efforts” means, with respect to the collection of Legacy Asset Payments, carrying out those obligations and tasks in a good faith and diligent manner; taking into account all commercial and other relevant factors that Passage, exercising good faith, would normally take into account with a collection of amounts receivable from a commercial counterparty, provided that, notwithstanding the foregoing, such level of efforts and resources shall not require Passage to advance, expend or commit any funds (other than de minimis administrative costs and the GM1 2027 License Payment) in connection with the collection of any Legacy Asset Payments; provided, further, that such level of efforts and resources shall be determined without taking into account the CVR Payment payable in accordance with, and subject to, the terms hereof.

“CVR” means a contingent contractual right of Holders to receive CVR Payments under this Agreement.

“CVR Payment” means, with respect to each Legacy Asset Payment, the CVR Proceeds attributable to such Legacy Asset Payment.

“CVR Payment Period” means an annual period (or portion thereof) beginning on the Closing Date and ending on December 31 of any given calendar year during the CVR Period; provided that if the last CVR Payment Period would end subsequent to the expiration of the CVR Period, such CVR Payment Period will end on the last day of the CVR Period.

“CVR Period” means the GM1 CVR Period or the MLD CVR Period, as applicable.

“CVR Proceeds” means a cash payment equal to one hundred percent (100%) of the Legacy Asset Payments actually received by Passage or any of its Subsidiaries during a CVR Payment Period, less Permitted Deductions with respect to such Legacy Asset Payments, in each case as calculated in accordance with GAAP consistently applied.

“Gemma” means Gemma Biotherapeutics, Inc.

“Gemma Sublicense (GM1)” means the Exclusive License Agreement (GM1), dated as of July 31, 2024, as amended on May 7, 2025, by and between Passage and Gemma.

“Gemma Sublicense (MLD)” means the Exclusive License Agreement (MLD), dated as of July 31, 2024, as amended on May 7, 2025, by and between Passage and Gemma.

“Gemma Sublicenses” means, collectively, the Gemma Sublicense (GM1) and the Gemma Sublicense (MLD).

“GM1 2027 License Payment” means the License Maintenance Fee (as defined in the Penn License Agreement) payable by Passage to The Trustees of the University of Pennsylvania pursuant to the Penn License Agreement to extend the license granted under the Penn License Agreement through June 30, 2028.

“GM1 CVR Period” means the period beginning on the Closing Date and ending on July 31, 2028.

“GM1 Payments” means eighty percent (80%) of the payments received by Passage or any of its Subsidiaries from Gemma for the portion of the one-time, non-refundable, non-creditable product purchase fee contemplated by Section 5.1 of the Gemma Sublicense (GM1) which has not already been paid to Passage on or prior to the date of this Agreement.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Legacy Asset Payments” means the receipt of cash consideration by Passage or its Subsidiaries with respect to the MLD Payments or the GM1 Payments, in each case, during the applicable CVR Period.

“MLD CVR Period” means the period beginning on the Closing Date and ending on December 31, 2027.

“MLD Payments” means the payments received by Passage or any of its Subsidiaries from Gemma for the one-time, non-refundable, non-creditable upfront fees contemplated by Section 5.1 of the Gemma Sublicense (MLD).

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Passage, in their respective official capacities.

“Penn License Agreement” means that certain Second Amended and Restated Research, Collaboration and License Agreement by and between Passage and The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, dated as of July 31, 2024, as amended as of the date of this Agreement.

“Permitted Deductions” means the following costs or expenses, without duplication:

(i)	any applicable and non-recoverable value added, sales or similar Taxes imposed on the Legacy Asset Payments and payable in cash by Passage or any of its Subsidiaries and any income or other similar Taxes required to be paid by Passage or any of its Subsidiaries, in each case, with respect to the taxable year in which such Legacy Asset Payments were received which Taxes would not have been required to be paid by Passage or its applicable Subsidiary but for its receipt of Legacy Asset Payments and any applicable Tax imposed on or otherwise payable in connection with making any CVR Payment or the issuance of any CVR (including, without limitation, (i) the employer portion of any employment, payroll, or other similar Taxes in respect of CVR Payments (including in respect of Passage ITM Options granted to employees or Passage Restricted Stock Unit Awards) and (ii) any withholding Taxes (including interest and penalties) relating to the issuance of a CVR or any CVR Payment); provided that, for purposes of calculating any income Taxes of Passage or any of its Subsidiaries for this purpose, (a) such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of Passage or any of its Subsidiaries that are available to offset income or gain, after taking into account any limits of the usability of such attributes under applicable Law, including under Section 382 of the Code, as reasonably determined by a nationally recognized tax advisor, which Tax attributes were generated either (I) prior to the Closing Date or (II) after the Closing Date, in the case of this clause (II) if such Tax attributes relate to the Legacy Asset Payments, (b) for the avoidance of doubt, any item(s) of income or gain resulting or arising from such Legacy Asset Payments shall be treated as the first item(s) of income or gain, as applicable, in the applicable taxable year and (c) Taxes shall not be taken into account under this clause (i), to the extent such Taxes are taken into account in the determination of Passage Net Cash;

(ii)	any reasonable, documented out-of-pocket costs and expenses incurred or accrued by Passage or any of its Subsidiaries in respect of its performance of this Agreement following the Closing Date or in respect of its negotiation, execution, delivery or performance of the Gemma Sublicenses (to the extent related to the Legacy Asset Payments, and including the Catalent Storage Costs) or any other agreement to which Passage or any of its Subsidiaries is a party that is in effect as of the date of this Agreement and related to the Legacy Asset Payments, including (i) any costs related to the prosecution, maintenance or enforcement by Passage or any of its Subsidiaries of intellectual property rights to the extent required by the terms of the Gemma Sublicenses (but excluding any costs related to a breach of this Agreement by Passage, including costs incurred in litigation in respect of the same), (ii) any reasonable, documented out of pocket costs incurred in order to comply with the terms of the Gemma Sublicenses or any other agreement to which Passage or any of its Subsidiaries is a party that is in effect as of the date of this Agreement and related to the Legacy Asset Payments that remain with Passage following the receipt of any Legacy Asset Payment, to the extent such costs relate to any Legacy Asset Payment (but excluding the GM1 2027 License Payment), (iii) any Losses incurred and paid or payable by Passage or any of its Subsidiaries arising out of any claims, demands, actions or other proceedings, in each case, brought by a third party, relating to or in connection with the Gemma Sublicenses or the Legacy Asset Payments or (iv) any documented out-of-pocket fees of the Rights Agent in connection with this Agreement; and

(iii)	any reasonable documented out-of-pocket costs incurred or accrued by Passage or any of its Subsidiaries in connection with the collection or receipt of any Legacy Asset Payment, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee, regulatory and other filing fees, or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, in each case, pursuant to any Contract to which Passage or any of its Subsidiaries is a party that is in effect as of the date of this Agreement.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; (vi) to Passage or its Subsidiaries; or (vii) as provided in Section 2.6.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Record Date” means the close of business on the last Business Day prior to the day on which the Effective Time occurs.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Article 2
Contingent Value Rights

Section 2.1         Holders of CVRs; Appointment of Rights Agent.

(a)	The CVRs shall be issued to the holders of shares of Passage Common Stock as of the Record Date. One CVR will be issued with respect to each share of Passage Common Stock that is outstanding as of the close of business on the Record Date.

(b)	Passage hereby appoints the Rights Agent to act as rights agent for Passage in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2         Non-transferable. A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)	Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b)	The Rights Agent will create and maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for The Depository Trust Company (or its nominee) representing all of the CVRs provided to the holders of shares of Passage Common Stock held as of the close of business on the Record Date. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions from Passage to the Rights Agent. Except as expressly provided herein with respect to the rights of the Rights Agent, neither Passage nor its Subsidiaries will have any responsibility or liability whatsoever to any person other than the Holders.

(c)	Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures that the Transfer instrument is in proper form and the Transfer is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Passage, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Each of Passage and the Rights Agent may require payment (without duplication) by the applicable Holder of a sum sufficient to cover any stamp or other transfer Tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of Transfer, unless the transferee shall have established to the reasonable satisfaction of Passage or the Rights Agent, as applicable, that such Tax or governmental charge, if any, has been paid. No Transfer of CVRs shall be valid until registered in the CVR Register and any Transfer not duly registered in the CVR Register shall be void. Passage shall not be responsible for any costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax).

(d)	A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder and conform to such other reasonable requirements as the Rights Agent may establish from time to time. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

Section 2.4         Payment Procedures.

(a)	As promptly as practicable (and, in any event, within twenty (20) days) following the receipt by Passage or any of its Subsidiaries of any Legacy Asset Payment, Passage shall (i) deliver to the Rights Agent, an Officer’s Certificate certifying the aggregate amount of (A) the CVR Proceeds (if any) actually received by Passage or its Subsidiaries during such fiscal quarter (or, in the case of the first delivery of such an Officer’s Certificate hereunder, all CVR Proceeds actually received through the end of such fiscal quarter); (B) the Permitted Deductions reflected in such CVR Proceeds; and (C) the CVR Payment payable to Holders, if any, in respect of such CVR Proceeds, and (ii) deliver to the Rights Agent, or to the Rights Agent’s designee, the CVR Payment (if any) by wire transfer of immediately available funds to an account designated in writing by the Rights Agent. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount equal to the product determined by multiplying (x) the quotient determined by dividing (I) the applicable CVR Payment by (II) the total number of CVRs registered in the CVR Register at such time, by (y) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt Passage shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Passage’s obligations set forth in this Section 2.4(a).

(b)	Except to the extent otherwise required pursuant to a change in applicable Law after the date hereof, the parties hereto agree to treat the issuance of the CVRs as not constituting a current distribution and all CVR Payments for U.S. federal (and applicable state and local) income Tax purposes as distributions of money governed by Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which will constitute a dividend to the extent payable out of Passage and its Subsidiaries’ current and accumulated “earnings and profits” (pursuant to Section 316 of the Code) in the taxable year in which any such CVR Payment is made. The parties hereto will not take any position to the contrary on any Tax Return or for other Tax purposes except as required by a change in applicable Law after the date hereof.

(c)	Passage and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any CVR Payment otherwise payable pursuant to this Agreement, such amounts as Passage or the Rights Agent reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such deductions or withholdings or causing any such deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms; provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(d)	Any portion of a CVR Payment that remains undistributed to the Holders on the date that is six (6) months after the applicable fiscal quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Passage or a Person nominated in writing by Passage (with written notice thereof from Passage to the Rights Agent), and any Holder will thereafter look only to Passage for payment of such CVR Payment (which shall be without interest).

(e)	If any CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is one year after the date on which such CVR Proceeds were required to be paid to Holders (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Passage and will be transferred to Passage or a Person nominated in writing by Passage (with written notice thereof from Passage to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall be deemed abandoned in accordance with Section 2.6 and shall no longer be deemed outstanding for any purpose (including for the purposes of calculating, for any CVR Payment payable following such abandonment, the total number of CVRs registered in the CVR Register and the number of CVRs registered to such Holder in the CVR Register). Neither Passage nor the Rights Agent will be liable to any Person in respect of any CVR Payment amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable law. In addition to and not in limitation of any other indemnity obligation herein, Passage agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Passage or a public official.

Section 2.5        No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)	CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)	CVRs will not represent any equity or ownership interest in Passage or any of its Subsidiaries or in the Surviving Corporation. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Passage or any of its Subsidiaries or of the Surviving Corporation. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or equityholder of Passage or any of its Subsidiaries or of the Surviving Corporation, either at law or in equity. The rights of any Holder and the obligations of Passage and its Affiliates and their respective officers, directors and controlling Persons are contract rights and obligations limited to those expressly set forth in this Agreement.

(c)	It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Passage’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that (i) no Legacy Asset Payments will be collected prior to the expiration of the applicable CVR Period and (ii) there will not be any Legacy Asset Payments that may be the subject of a CVR Payment. It is further acknowledged and agreed that neither Passage nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

Section 2.6         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.4(e), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Passage or a Person nominated in writing by Passage (with written notice thereof from Passage to the Rights Agent) without consideration or compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Passage of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.4(e). Nothing in this Agreement is intended to prohibit Passage or its Subsidiaries from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Article 3
The Rights Agent

Section 3.1         Certain Duties and Responsibilities.

(a)	The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Passage to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, except in the case of the willful misconduct, bad faith or fraud of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)	The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Passage, the Company or the Surviving Corporation. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2         Certain Rights of Rights Agent.

(a)	The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)	The Rights Agent may rely and will be protected by Passage in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Passage.

(c)	The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(d)	Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(e)	The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f)	Passage agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided that this Section 3.2(f) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).

(g)	In addition to the indemnification provided under Section 3.2(f), Passage agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Passage on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all taxes (other than Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Passage will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(f), if Passage is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(h)	No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i)	The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(j)	The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Passage resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(k)	Passage shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l)	The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Passage only.

(m)	The Rights Agent shall act hereunder solely as agent for Passage and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Passage, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Passage.

(n)	The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(o)	The Rights Agent shall not be liable or responsible for any failure of Passage to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable Law.

(p)	Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Passage for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(q)	All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Passage and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Passage. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits.

(r)	The obligations of Passage and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3        Resignation and Removal; Appointment of Successor.

(a)	The Rights Agent may resign at any time by written notice to Passage. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent.

(b)	Passage will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)	If the Rights Agent resigns, is removed or becomes incapable of acting, Passage will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Passage fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)	Passage will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Passage fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Passage.

(e)	Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Passage will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)	The Rights Agent will reasonably cooperate with Passage and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4        Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Passage and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Passage or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4
Covenants

Section 4.1          List of Holders. Passage will furnish or cause to be furnished to the Rights Agent, in such form as Passage receives from Passage’s transfer agent (or other agent performing similar services for Passage), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2         Efforts.

(a)	During the applicable CVR Period, Passage will, and will cause its Subsidiaries to, use Commercially Reasonable Efforts to collect the Legacy Asset Payments, to the extent payable to Passage. For the avoidance of doubt, during and after the applicable CVR Period, Passage shall not be required to use any efforts to pursue the collection of any Legacy Asset Payments, except as required by this Section 4.2(a).

(b)	Notwithstanding anything herein to the contrary, but subject to Section 4.2(a) and Section 4.3, (i) Passage and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to Passage’s compliance with the terms of this Agreement, Passage and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Passage and its Affiliates and its and their stockholders, rather than the interest of the Holders, (ii) none of Passage or any of its Affiliates (or any director, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties to any Holder in respect of the CVRs, the Legacy Asset Payments or the Gemma Sublicenses, (iii) except as specifically provided in Section 4.2(a), Passage shall have no obligation to take any action in order to obtain, maximize or expedite the receipt of any Legacy Asset Payments or to minimize Permitted Deductions, (iv) except as expressly set forth in Article 3 and Section 4.2(a), none of Passage or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the collection of any Legacy Asset Payment, and (v) in no event shall Passage or any of its Subsidiaries be required to make any payment or advance any funds to Gemma or any other Person (other than de minimis administrative costs) in order to obtain, facilitate, accelerate or otherwise further the receipt of any Legacy Asset Payment.

(c)	Subject to the requirements of Section 4.2(a) and the other contractual obligations of Passage expressly set forth in this Agreement, (i) the Holders acknowledge that Passage has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay CVR Payments will not create any express or implied obligation to operate its business in any particular manner in order to maximize CVR Proceeds, (ii) except as expressly set forth in this Agreement, the Holders are not relying on any representation of Passage or any other Person with regard to any Legacy Asset Payments or other action involving the Gemma Sublicenses following the Closing, and neither Passage nor any other Person has provided, or can provide, any assurance to the Holders that any CVR Proceeds will in fact be earned and paid, and (iii) none of Passage or any of its Subsidiaries, officers, directors or Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the collection of any Legacy Asset Payments, and in no event shall any of Passage, its Subsidiaries, directors, officers and Affiliates be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(d)	Following the expiration of the applicable CVR Period, Passage shall be permitted to take any action in respect of the Gemma Sublicenses in its sole and absolute discretion.

(e)	Passage shall make the GM1 2027 License Payment when due and payable under the Penn License Agreement.

Section 4.3         Prohibited Actions.

(a)	During the applicable CVR Period, Passage shall not (i) terminate, amend or waive provision of any Gemma Sublicense in a manner that would reasonably be expected to materially and adversely affect Passage’s ability to collect any Legacy Asset Payments or the rights of the Holders hereunder; (ii) transfer or assign the Gemma Sublicenses, or any rights to receive payments thereunder, to any other Person (other than a Subsidiary of Passage), unless such Person assumes all of Passage’s obligations under this Agreement; (iii) grant any lien, security interest, pledge or similar interest in any Legacy Asset Payments (other than liens, security interests, pledges or similar interests generally granted with respect to all assets of Passage, and not specific to the Legacy Asset Payments, and which do not prohibit the ability of Passage to collect any Legacy Asset Payments and, in connection therewith, to distribute the CVR Payments resulting from such Legacy Asset Payments to the Holders, free and clear of such liens and security interests) or any CVR Proceeds; or (iv) terminate the Gemma Sublicenses or the Penn License Agreement, other than a termination by Passage of any Gemma Sublicense or the Penn License Agreement in response to a material breach by Gemma of any Gemma Sublicense (other than a breach by Gemma of any payment obligations under the Gemma Sublicenses (including with respect to patent and prosecution costs required to be paid to The Trustees of the University of Pennsylvania under the Penn License Agreement)) or a material breach by The Trustees of the University of Pennsylvania of the Penn License Agreement, in each case, that remains uncured following any applicable cure period, if such termination would be reasonable under the circumstances.

(b)	Notwithstanding anything in this Agreement to the contrary, (x) the covenants of Passage set forth in Section 4.2 shall not be deemed breached on account of Passage’s failure to (i) hire or retain any new employees specifically for the purpose of collecting the Legacy Asset Payments or (ii) initiate, prosecute or maintain any litigation against Gemma or any other Person in connection with the Legacy Asset Payments; and (y) any exercise by the Acting Holders of enforcement rights under Section 7.6 with respect to Article 4 shall be subject to the foregoing limitation.

Section 4.4        Audit Rights.

(a)	Until the termination of this Agreement and for a period of two (2) years thereafter, Passage shall keep, and shall require its Affiliates to keep, complete and accurate books and records to the extent necessary to calculate the CVR Payments payable under this Agreement. The Acting Holders shall have the right to cause an independent certified public accounting firm of nationally recognized standing reasonably acceptable to Passage (the “Independent Accountant”) to audit such books and records for the sole purpose of confirming the CVR Payments payable hereunder, subject to (x) the prior execution and delivery of a reasonable confidentiality agreement by such Independent Accountant in form and substance reasonably satisfactory to Passage and (y) such access not unreasonably interfering with the conduct of the business of Passage or any of its Affiliates. Upon at least fifteen (15) Business Days’ prior written notice from the Acting Holders, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Passage’s normal business activities.

(b)	Such audit shall not be performed more frequently than once per calendar year, and no CVR Payment Period that has been the subject of a prior audit may be audited more than once. The Independent Accountant shall disclose to the Rights Agent or the Acting Holders, as applicable, only whether the calculations are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Passage be required to provide any Tax returns or any other Tax information it deems confidential to the Holders or any other party (other than the Independent Accountant, subject to the confidentiality agreement referenced above).

(c)	If the audit reveals an overpayment, Passage shall be entitled to withhold such amount from future CVR Payments. If the audit reveals an underpayment, Passage shall promptly (and in any event within thirty (30) days) remit such amount to the Rights Agent for distribution to the Holders. The Acting Holders shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Passage of ten percent (10%) or more of the CVR Payment due under this Agreement for the applicable period, in which case Passage shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the Independent Accountant pursuant to this Section 4.4 and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any event relating thereto unless and until it shall have received such report.

Article 5
Amendments

Section 5.1        Amendments Without Consent of Holders or Rights Agent.

(a)	Passage, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3):

(i)	to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)	to evidence the succession of another Person to Passage and the assumption of any such successor of the covenants of Passage outlined herein in a transaction contemplated by Section 6.1;

(iii)	to add to the covenants of Passage such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(iv)	to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(v)	as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi)	as may be necessary or appropriate to ensure that Passage is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii)	to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Passage or its Subsidiaries in accordance with Section 2.2 or Section 2.3;

(viii)	as may be necessary or appropriate to ensure that Passage complies with applicable Law; or

(ix)	to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)	Promptly after the execution by Passage of any amendment pursuant to this Section 5.1, Passage will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2          Amendments with Consent of Holders.

(a)	In addition to any amendments to this Agreement that may be made by Passage without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Passage and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)	Promptly after the execution by Passage and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Passage will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3          Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Passage which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Article 6
Consolidation, Merger, Sale or Conveyance

Section 6.1          Successor Substituted. Upon any consolidation of or merger by Passage with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Passage to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Passage under this Agreement with the same effect as if such Person had been named as Passage herein.

Article 7
Miscellaneous

Section 7.1         Notices to Rights Agent and to Passage. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person, by FedEx or other internationally recognized overnight courier service or, (except with respect to any Person other than the Rights Agent), by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

[●]

if to Passage, to:

Passage Bio, Inc.

100 Forge Road, Suite 400

Watertown, MA 02472

Attention: [●]

Email: [***]

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter Handrinos; Leah Sauter

Email: [***]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2         Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3         Entire Agreement. As between Passage and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4        Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5        Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Passage and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Passage’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Passage may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Passage is merged or consolidated, or any entity resulting from any merger or consolidation to which Passage shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Passage shall agree to remain liable for the performance by Passage of its obligations hereunder (to the extent Passage exists following such assignment). Passage or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6        Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Passage, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Passage, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein (including the right of the Acting Holders to enforce the obligations of Passage pursuant to Article 4, on behalf of the Holders, as third-party beneficiaries of such obligations). Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7        Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7.8        Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (e) agrees that service of process upon such party hereto in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (AND BY ACCEPTING THE CVRS, THE HOLDERS) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10        Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Passage.

Section 7.11        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12        Termination. This Agreement will automatically terminate with respect to an applicable Legacy Asset Payment and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor with respect to the applicable Legacy Asset Payment, upon the earlier of (a) the expiration of the applicable CVR Period and (b) the date on which all Legacy Asset Payments have been received and all CVR Payments in respect thereof have been distributed to the Holders. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement; provided that, notwithstanding anything to the contrary herein, if the MLD Payments remain invoiced to Gemma but unpaid as of December 31, 2027, the Holders shall have no right to CVR Payments related to MLD Payments following such date.

Section 7.13        Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Passage or any of its Subsidiaries (except as it relates to the obligations of the Company (and the Surviving Corporation) under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14        Construction.

(a)	For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)	As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)	The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)	Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e)	All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

PASSAGE BIO, INC.

By:
Name:
Title:

[●], as Rights Agent

By:
Name:
Title:

[Signature Page to CVR Agreement]